    As filed with the Securities and Exchange Commission on October 19, 2001

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ASPEN TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                             04-2739697
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

Ten Canal Park, Cambridge, Massachusetts                        02141
(Address of Principal Executive Offices)                      (Zip Code)

                        1998 Employee Stock Purchase Plan
                            (Full Title of the Plan)

                                Lawrence B. Evans
   Chairman of the Board of Directors, President and Chief Executive Officer
                             Aspen Technology, Inc.
                                 Ten Canal Park
                         Cambridge, Massachusetts 02141
                     (Name and Address of Agent For Service)
                                 (617) 949-1000
          (Telephone Number, Including Area Code, of Agent For Service)


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                  Proposed Maximum       Proposed Maximum
Title of Securities         Amount to be        Offering Price Per     Aggregate Offering          Amount of
to be  Registered            Registered                 Share                Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, $0.10
par value per share       2,000,000 shares            $11.82(1)           $23,640,000(1)           $5,910.00
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on October 15, 2001.

                     STATEMENT OF INCORPORATION BY REFERENCE

         This Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-03857) filed by the Registrant on January 20, 1998 relating to the Registrant's 1998 Employee Stock Purchase Plan, with the following exceptions of Part II Item 5 and Item 6 thereof, which are amended and restated in their entirety as follows:

         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article SEVENTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article EIGHTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against:

         (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

         (b) all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

         Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Registrant, including liabilities under the Securities Act of 1933. The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts on this seventeenth day of October, 2001.

                                Aspen Technology, Inc.

                                By: /s/ Lawrence B. Evans
                                   ---------------------------------------------
                                   Lawrence B. Evans
                                   Chairman of the Board of Directors, President and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Aspen Technology, Inc., hereby severally constitute and appoint Lawrence B. Evans, Lisa W. Zappala and Michael J. Muscatello, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Aspen Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on this seventeenth day of October, 2001.


             SIGNATURE                              TITLE
             ---------                              -----

/s/ Lawrence B. Evans              Chairman of the Board of Directors, President
----------------------------       and Chief Executive Officer (Principal
Lawrence B. Evans                  executive officer)

/s/ Lisa W. Zappala                Senior Vice President and Chief Financial
-----------------------------      Officer (Principal financial and
Lisa W. Zappala                    accounting officer)


                                   Director
-----------------------------
Joseph F. Boston

/s/ Gresham T. Brebach                Director
-------------------------------
Gresham T. Brebach


/s/ Douglas R. Brown                  Director
-------------------------------
Douglas R. Brown


/s/ Stephen L. Brown                  Director
-------------------------------
Stephen L. Brown


/s/ Stephen M. Jennings               Director
-------------------------------
Stephen M. Jennings


/s/ Joan C. McArdle                   Director
-------------------------------
Joan C. McArdle

                                INDEX TO EXHIBITS

NUMBER       DESCRIPTION
------       -----------
4.1(1)       Certificate of Incorporation of the Registrant

4.2(2)       By-Laws of the Registrant

4.3(2) Rights Agreement dated as of October 9, 1997 between the Registrant and American Stock Transfer and Trust Company, as rights agent

5.1*         Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1*        Consent of Hale and Dorr LLP
             (included in Exhibit 5.1)

23.2*        Consent of Arthur Andersen LLP

24.1* Power of attorney (included on the signature pages of this registration statement)
------------

*        Filed herewith

(1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Form 8-K filed March 27, 1998 and incorporated herein by reference.

(2) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form 8-A (filed on September 13, 1994), as amended by Amendment No 1 thereto (filed on June 12, 1998), and incorporated herein by reference.